Exhibit 99.1

EXECUTION

DBD Credit Funding LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Inventergy Global, Inc.

900 E. Hamilton Avenue #180

Campbell, CA 95008

Attn: Joseph Beyers

September 27, 2016

Re:	Letter of Intent Regarding Proposed Restructuring

Dear Mr. Beyers:

This Non Binding Letter of Intent (this “Letter of Intent”) outlines the general terms and conditions pursuant to which Inventergy Global, Inc. (“you” and, together with your subsidiaries, the “Company”) have proposed that DBD Credit Funding LLC and its affiliates (“we” or “DBD”) consider agreeing to a restructuring of the obligations of the Company under that certain Amended and Restated Revenue Sharing and Note Purchase Agreement dated as of October 1, 2014 (as amended and in effect, the “Agreement” and such existing obligations, the “Obligations” and the proposed restructuring, the “Proposed Restructuring”). What we understand to be the material terms of the Proposed Restructuring are set forth in the proposed Summary Term Sheet attached as Exhibit A hereto. Terms used in the Summary Term Sheet and not defined shall have the meanings provided in the Agreement.

If we have correctly described the Proposed Restructuring, please indicate your agreement by countersigning below.

This Letter of Intent constitutes a non binding indication of willingness on our part to explore the Proposed Restructuring, and your agreement to pay our expenses in connection with such exploration regardless whether the Proposed Restructuring is consummated. In furtherance of, and as evidence of our willingness to explore, the Proposed Restructuring, we have agreed to an amendment to the Agreement that extends the time for performance of certain of the Company’s obligations under the Agreement from September 30, 2016 to October 30, 2016.

Notwithstanding any provision of this Letter of Intent, or any other action of the parties, we are not bound to the Proposed Restructuring unless and until definitive documentation is agreed to by both we and you (“Definitive Documentation”), and until any conditions to the completion of the Proposed Restructuring that are set forth in the Definitive Documentation have been satisfied.

Without limiting the foregoing this Letter of Intent may not be relied upon by the Company or any other party as the basis for a contract by estoppel or otherwise. Moreover, no past, present or future action, course of conduct, or failure to act relating to the Proposed Restructuring or relating to the negotiation of the terms of such transaction will give rise to or serve as the basis for any obligation or other liability on the part of DBD or any of its affiliates. Any such agreement by the parties shall only be provided for in the Definitive Documentation, if and when such Definitive Documentation has been agreed to and executed.

No party shall be entitled to rely on this Letter of Intent for any reason, and the Company agrees to fully indemnify and hold DBD harmless from any third party claims, including the expenses of defense. Without limiting the foregoing, the parties agree, confirm and acknowledge that no shareholder or other investor in, or lender to, the Company, and no prospective shareholder or other investor in, or lender to, the Company, shall have any rights, derivative or otherwise, under this Letter of Intent, and the parties do not intend for any third party reliance to be created under this Letter of Intent.

This Letter of Intent may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts when taken together will constitute but one and the same instrument.

This Letter of Intent, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed under and in accordance with the laws of the State of New York, without regard to any conflicts of law principles that would result in the application of any law other than the laws of the State of New York. Each party to this Letter of Intent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court, or if such court does not have jurisdiction, any New York State court, in either case sitting in New York, New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Letter of Intent or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Letter of Intent.

Very truly yours,

DBD Credit Funding LLC

By:	/s/ Marc Furstein
Name: Marc Furstein
Title: Chief Operating Officer

ACCEPTED AND AGREED TO AS OF

September 27, 2016

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Joseph Beyers, President and CEO

 EXHIBIT A

Term Sheet For Proposed Restructuring

The following non-binding term sheet (this “Term Sheet”) describes a potential revenue sharing arrangement between DBD Credit Funding LLC or any of its affiliates ( “DBD”) and Inventergy Global, Inc. and its subsidiaries (collectively, the “Company”). This Term Sheet does not purport to summarize all of the terms and conditions which would be contained in the definitive legal documentation for the contemplated transaction. This Term Sheet is non-binding and the parties do not have any obligations with respect to the revenue sharing arrangement or any other matter referenced herein unless and until definitive transaction documents are executed and delivered by the parties. Capitalized terms used and not defined herein shall have the meanings provided in the Letter of Intent to which this Term Sheet is appended.

Revenue Share:	The Proposed Restructuring will effect a restructuring and replacement of the Obligations under the Agreement with obligations under a revenue share agreement (the “Revenue Share”). The Revenue Share will relate to certain intellectual property owned by the Company and originally purchased by the Company from Panasonic, Nokia and Hauwei (such parties, the “Prior Owners” and such intellectual property, collectively, the “IP”). The Revenue Share will provide for the allocation of the Patent Realization Event Net Proceeds (as defined in the Agreement) arising from the IP (collectively, “Monetization Revenues”).
Tax/Accounting Treatment	The Revenue Share will replace all of the current Obligations under the Agreement. The satisfaction of DBB with the tax and accounting treatment of the Proposed Restructuring and of the Revenue Share will be conditions to the completion of the Proposed Restructuring.
Nokia Debt:	The Company shall remain solely responsible for paying interest and principal payments due to Nokia in connection with the Company’s $2.2 million debt to Nokia (the “Nokia Debt”), except that if and to the extent that there are Monetization Revenues, the principal of the Nokia Debt shall be paid from such Monetization Revenues prior to any distribution to DBD on account of such Monetization Revenues (excluding, for the avoidance of doubt, any principal on account of interest accruing on the Nokia Debt, which shall be the responsibility of the Company).
Security Interest:	To secure its rights with respect to the Revenue Share, DBD shall be granted a first priority perfected security interest in the IP and on all Monetization Revenues. All Monetization Revenues shall be paid to an account that is under the sole and exclusive control of DBD.

Funding:	The Company shall be responsible for all expenses related to the maintenance, prosecution and enforcement of the IP prior to the closing of the Proposed Restructuring (the “Closing”), including any fees incurred at regional patent offices through the Closing. Following the Closing, DBD shall be responsible for the expenses associated with the maintenance, prosecution and enforcement of the IP, and for any expenses associated with the pursuit of monetization activities relating to the IP (any such funding by Fortress, the “Cash Advances”). For the avoidance of doubt, DBD will have the right, in its sole and absolute discretion, to make decisions as to what Cash Advances it will make, and the use to which such amounts are put; provided, that the Company will have no responsibility to pay expenses related to the IP or its monetization that accrue following the Closing (other than from Monetization Revenues), except the Company will retain the liability to pay HTS Consulting.
Revenue Sharing Waterfall:

Monetization Revenues shall be applied as follows:

First, to the extent required, to pay amounts due to Prior Owners in respect of their retained interests in the IP, to pay the Nokia Debt and to make other third party payments due to brokers, subject, to the extent applicable, to the limitations specified in Section 2.9 of the Agreement. The Definitive Documentation will include representations by the Company detailing the extent of all existing liabilities to Prior Owners, brokers and other third parties. To the extent permissible, the foregoing payments will be made following DBD first receiving the amounts provided under clauses (x) and (y) below.

Second, to DBD until it has received an amount equal to the sum of (x) 100% of its Cash Advances plus (y) 20% interest, compounded annually, on the Cash Advances that are outstanding from time to time plus (z) $30.5 million (the amounts in this clause, the “Priority Amounts”); and

Third, all remaining Monetization Revenues will be split 70% to DBD and 30% to the Company.

IP Management:	DBD shall have the sole and absolute discretion to make decisions relating to, and shall otherwise fully control in all respects the IP, including by way of example and not limitation: (x) the initiation, direction and negotiation of any assignment, sale or license of any IP or engagement in any other type of Monetization activities; (y) the maintenance or abandonment of the IP; or (z) to make or to decline to make Cash Advances. The Company shall promptly follow all DBD’s directions and instructions with respect to, and closely implement, the foregoing, including by executing all pertinent documents and agreements and taking all other necessary or appropriate actions to that effect. DBD shall have no liability to the Company for any acts or omissions in connection with the IP. Joe Beyers shall be available to DBD to provide such assistance and consulting to the operation and enforcement of the IP as DBD shall request. Without limiting the foregoing, if and to the extent that the Company enters into any arrangements with respect to the IP that are not consented to in advance in writing by DBD, such arrangements shall be null and void ab initio and of no effect.
Governing Law and Jurisdiction:	The definitive agreements will be governed by New York law and subject to exclusive venue in New York.
Expenses	The Company shall pay the expenses associated with completion of the Proposed Restructuring, including legal fees and disbursements of DBD.
Other Sources of Revenue	Revenue of the Company not related to the IP, including but limited to Inventergy Innovations, shall not be included in the Revenue Share nor shall DBD have any management control over such other operations nor a lien on any other assets of the Company other than the IP and associated Monetization Revenue. Notwithstanding the foregoing, if the Company breaches its obligations under the Definitive Documentation, including by failing to fully cooperate with and facilitate DBD’s control of the IP and the monetization process relating to the IP, the Priority Amounts will be a fully liquidated and non contingent claim and Fortress shall have full recourse to all assets of the Company to recover the Priority Amounts.

Definitive Documentation; Structuring	The Definitive Documentation shall include other customary and appropriate terms and conditions, including representations and warranties of the Company and conditions precedent, and shall be satisfactory to DBD in all respects. The structuring of the Revenue Share is to be determined pursuant to the Definitive Documentation. The Definitive Documentation will provide that at DBD’s election, the IP may be transferred to DBD (or a designee) provided that the IP shall remain subject to the Revenue Share notwithstanding any such transfer. DBD may also require, either at or following the Closing, the Company to execute an exclusive license for all or any portion of the IP to the extent that DBD determines that such will facilitate DBD’s management of the monetization process for the IP.
Non Reliance

No party shall be entitled to rely on this Letter of Intent for any reason, and the Company agrees to fully indemnify and hold DBD harmless from any third party claims, including the expenses of defense. Without limiting the foregoing, the parties agree, confirm and acknowledge that no shareholder or other investor in, or lender to, the Company, and no prospective shareholder or other investor in, or lender to, the Company, shall have any rights, derivative or otherwise, under this Letter of Intent, and the parties do not intend for any third party reliance to be created under this Letter of Intent.

The Definitive Documentation shall provide that DBD shall have no fiduciary duty to the Company or to any shareholder, investor or lender to the Company, and that DBD shall be fully protected and shall have no liability to the Company for any acts or omissions of DBD in managing the IP, and shall have full discretion to take whatever actions that DBD shall determine appropriate in the management of the IP and in the pursuit of monetization of the IP.